AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO THE GMIB CONVERSION OPTION

This Endorsement is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean AXA Equitable Life Insurance Company and “you” and “your” mean the Owner. Capitalized terms in this Endorsement have the meaning given in the Contract.

THE CONVERSION OPTION

This Endorsement is issued and effective on the Business Day we received your completed and signed affirmative election to convert your Guaranteed Minimum Income Benefit (“GMIB”) to a Guaranteed Withdrawal Benefit for Life (“New GWBL”) in return for terminating your GMIB and any applicable Guaranteed Minimum Death Benefit (“GMDB”) under your Contract (“New GWBL Conversion Option Effective Date”). If we received your election on (i) a non-Business Day, or (ii) your Contract Date Anniversary, your election was processed on the next available Business Day.

This conversion option provides the New GWBL which guarantees (i) that you can take withdrawals up to a maximum amount per Contract Year without decreasing your New GWBL Benefit Base and (ii) that you will receive lifetime payments upon your Annuity Account Value (“AAV”) falling to zero under certain circumstances (as described below in Section 5.01). [Applicable to Series 06 & Later:] [If the Owner named under the Contract is a Non-Natural Owner, we guarantee such payments for the life of the Annuitant.] This New GWBL does not provide a Cash Value or any minimum AAV.

If a Joint Owner under an individually owned Contract, [Applicable to Series 06 & Later:] [or a Joint Annuitant under a Contract owned by a Non-Natural Owner], is added on or after the Benefit Transaction Date to change your Contract to a Joint Life Benefit Contract (as described below in Section 5.03), we guarantee such withdrawals during the lives of you and such Joint Owner, or during the lives of the Annuitant and Joint Annuitant, respectively.

The terms and conditions of the New GWBL are set forth below.

DEFINITIONS AND CONDITIONS OF THIS ENDORSEMENT

PART I – DEFINITIONS

SECTION 1.01 AUTOMATIC PAYMENT PLAN

“Automatic Payment Plan” means an optional plan for periodic withdrawals up to the Guaranteed Annual Withdrawal Amount each Contract Year.

SECTION 1.02 NEW GWBL BENEFIT BASE

Your initial “New GWBL Benefit Base” is determined as of the New GWBL Conversion Option Effective Date and will be equal to your GMIB Benefit Base as of that date. Your New GWBL Benefit Base may be reduced by withdrawals that exceed your Guaranteed Annual Withdrawal Amount (“New GWBL Excess Withdrawals”), as described below in Section 1.04.

If you decide to defer taking withdrawals, your New GWBL Benefit Base will roll up daily at the same annual Roll-Up rate that is currently applied to your GMIB Benefit Base, until the date of your first withdrawal or the Contract Date Anniversary following [Applicable to Series 06 & Later:] [your] [Applicable to Series 04:] [the Annuitant’s] 85th birthday. Once you take your first withdrawal or reach the Contract Date Anniversary following [Applicable to Series 06 & Later:] [your] [Applicable to Series 04:] [the Annuitant’s] 85th birthday, your New GWBL Benefit Base will no longer roll up.

Your New GWBL Benefit Base will not be reduced by withdrawals other than New GWBL Excess Withdrawals.

2016GMIB-CO-I

SECTION 1.03 GUARANTEED ANNUAL WITHDRAWAL AMOUNT (“GAWA”)

Your initial “Guaranteed Annual Withdrawal Amount” (“GAWA”) on the New GWBL Conversion Option Effective Date is calculated as a percentage of your GMIB Benefit Base as of your previous Contract Date Anniversary. In the Contract Year of the New GWBL Conversion Option Effective Date, any withdrawal taken during the period from the previous Contract Date Anniversary to the New GWBL Conversion Option Effective Date will count as a withdrawal under your New GWBL for purposes of determining whether your total withdrawals for that Contract Year exceed your GAWA. Beginning on the first day of the Contract Year immediately following the New GWBL Conversion Option Effective Date and on the first day of each successive Contract Year thereafter that your AAV is greater than zero, your GAWA for that Contract Year is calculated as a percentage of the New GWBL Benefit Base as of the previous Contract Date Anniversary. The New GWBL withdrawal percentage that will apply to your Contract will be [2] percentage points higher than the annual Roll-Up rate that we currently apply to your GMIB Benefit Base, as shown in the table below:

If your current GMIB Annual Roll-Up Rate is:	Your New GWBL withdrawal percentage will be:
[6.0%]	[8.0%]

The amount you can withdraw each year is guaranteed to never decrease as long as your AAV is greater than zero and there are no withdrawals that cause a pro-rata adjustment.

The GAWA is not cumulative. If you withdraw less than the GAWA in any Contract Year, you may not add the remainder to your GAWA in any subsequent year. The minimum amount of a single withdrawal is [$300]. Withdrawals will be taken on a pro-rata basis from your Variable Investment Options.

SECTION 1.04 NEW GWBL EXCESS WITHDRAWALS

A “New GWBL Excess Withdrawal” occurs when you withdraw more than your GAWA in any Contract Year. Once a withdrawal causes cumulative withdrawals in a Contract Year to exceed your GAWA, the portion of the amount of that withdrawal that exceeds your GAWA and all subsequent withdrawals in that Contract Year are considered New GWBL Excess Withdrawals.

If you make a New GWBL Excess Withdrawal, we recalculate your New GWBL Benefit Base as follows:

The New GWBL Benefit Base is reduced on a pro-rata basis by the portion of the New GWBL Excess Withdrawal amount that exceeds your GAWA on the Transaction Date of the withdrawal.

A New GWBL Excess Withdrawal that reduces your AAV to zero terminates the Contract, including all benefits, without value.

PART II – VARIABLE INVESTMENT OPTIONS

SECTION 2.01 VARIABLE INVESTMENT OPTIONS

Any current restrictions on your Variable Investment Options as described in your GMIB Rider will remain unchanged.

PART III - CONTRIBUTIONS

SECTION 3.01 CONTRIBUTIONS

Subsequent Contributions to your Contract are no longer permitted.

PART IV – WITHDRAWALS AND TERMINATION

SECTION 4.01 WITHDRAWAL CHARGES

Any applicable Withdrawal Charges on and after the New GWBL Conversion Option Effective Date will be waived.

SECTION 4.02 WITHDRAWALS UNDER AUTOMATIC PAYMENT PLANS

You may elect to receive automatic payments based on any of the following frequencies: [monthly, quarterly or annually]. The frequency you elect determines the amount of the GAWA you receive on each scheduled payment date.

You may elect one of the following Automatic Payment Plans to receive your GAWA.

Maximum Payment Plan: Beginning in the Contract Year following the New GWBL Conversion Option Effective Date, the Maximum Payment Plan withdraws the full GAWA each Contract Year. Payments are based on the frequency you elect under this plan. In the Contract Year you elect this plan, if you have any remaining balance then such balance of the GAWA will be paid in a lump sum payment and periodic payments equal to your GAWA will begin in the next Contract Year. If you elect this plan upon conversion, then any withdrawals taken during the Contract Year prior to the New GWBL Conversion Option Effective Date will be counted toward the GAWA for that Contract Year. Each scheduled payment is equal to your GAWA divided by the number of scheduled payments per year. Any payments that are to be made after the AAV falls to zero, as described in this Endorsement, will continue on the same frequency.

Customized Payment Plan: Beginning in the Contract Year following the New GWBL Conversion Option Effective Date, the Customized Payment Plan withdraws a fixed amount or a fixed percentage of your New GWBL Benefit Base that is not more than the GAWA. In the Contract Year you elect this plan, if you have any remaining balance then such balance of the GAWA will be paid in a lump sum payment and periodic payments that are not more than your GAWA will begin in the next Contract Year. If you elect this plan upon conversion, then any withdrawals taken during the Contract Year prior to the New GWBL Conversion Option Effective Date will be counted toward the GAWA for that Contract Year. Payments are based on the amount and frequency of the payment you elect under this plan. If payments are to be made after your AAV falls to zero while you are taking payments under the Customized Payment Plan, then any remaining balance for the GAWA for the Contract Year in which your AAV falls to zero will be paid in a lump sum and any payments that are to be made after the AAV falls to zero, as described in this Endorsement, will continue on the same frequency.

If you have a Traditional IRA Contract, the following provisions apply:

When the lifetime Required Minimum Distribution (“RMD”) Rules of Section 401(a)(9) of the Code apply to your Contract, and you elect our Automatic RMD Withdrawal Service, any lifetime required minimum distribution payment we make to you under our Automatic RMD Withdrawal Service will not be treated as a New GWBL Excess Withdrawal. If you elect either of our Automatic Payment Plans (the Maximum Payment Plan or the Customized Payment Plan) and our Automatic RMD Withdrawal Service, we will make a payment in addition to the GAWA if necessary to meet the lifetime required minimum distribution amount for the calendar year for this Contract. The combined Automatic Payment Plan payments and lifetime required minimum distribution payment will not be treated as New GWBL Excess Withdrawals. However, if you take any lump sum withdrawals in addition to your lifetime required minimum distribution while using our Automatic RMD Withdrawal Service and Automatic Payment Plan payments, the additional lump sum may cause a New GWBL Excess Withdrawal, as described in this Endorsement. Further, your New GWBL Benefit Base and GAWA may be reduced.

If you elect our Automatic RMD Withdrawal Service and do not elect one of our Automatic Payment Plans, that is, you elect to take your GAWA in lump sum withdrawals, we will make a payment if necessary to meet the lifetime required minimum distribution amount for the calendar year for this Contract. Any lifetime required minimum distribution amount withdrawal you make under our Automatic RMD Withdrawal Service will not be treated as a New GWBL Excess Withdrawal; however, any other lump sum withdrawals in the same Contract Year may be treated as New GWBL Excess Withdrawals.

SECTION 4.03 TERMINATION OF THIS NEW GWBL ENDORSEMENT

These benefits described herein will automatically terminate if (i) a New GWBL Excess Withdrawal reduces your AAV to zero, or (ii) the Contract is continued under the Beneficiary Continuation Option, if applicable, or (iii) amounts under the Contract are applied to an annuity benefit, or (iv) except as provided below, you change the Owner of the Contract, or (v) you make an assignment of this Contract, or (vi) termination is required by an Endorsement to your Contract, or (vi) the Contract terminates.

In accordance with clauses (iv) and (v) in the immediately preceding paragraph, this Endorsement will not terminate if either of the following occurs:

1.	a Contract owned by a Non-Natural Owner, if the Owner is changed to an individual, this Endorsement will not terminate and its benefits will continue to be determined by the Annuitant, or Joint Annuitant, as applicable, at the time of ownership change.

2.	a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Endorsement will not terminate and its benefits continue to be determined by the original Owner. Family member means members of the immediate family and other relatives. Immediate family means spouse, domestic partner, civil union partner, parent, child, adopted child, step child, brother and sister. Other relatives mean grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

PART V - EFFECT OF YOUR AAV FALLING TO ZERO

SECTION 5.01 EFFECT OF YOUR AAV FALLING TO ZERO

If either of the following happens while you are living and this Endorsement is in effect: (i) you make a withdrawal for an amount that is equal to or exceeds the AAV but is not a New GWBL Excess Withdrawal, or (ii) the AAV falls to zero by the deduction of a Contract charge, your Contract will terminate. The date of such event is the “Benefit Transaction Date” for purposes of this Endorsement. Unless you elect the Lump Sum Payment Option (as described in Section 5.02 below), your Contract will be terminated and a supplementary life annuity contract setting forth your continuing benefit will be issued to you, as further described below. The annual lifetime payments that will be provided under the New GWBL will be based on the age of the [Applicable to Series 04:] [Annuitant] [Applicable to Series 06 & Later:] [Owner] (or younger [Applicable to Series 04:] [Joint Annuitant] [Applicable to Series 06 & Later:] [Joint Owner], if applicable), and the New GWBL Benefit Base on the Benefit Transaction Date, and the Applicable Percentage, as described below.

Subject to Section 5.03 below, the Applicable Percentage used to determine payments when your AAV falls to zero is shown below.

Single Life Benefit Contract Applicable Percentages: For purposes of determining your annual lifetime payments, the Applicable Percentages shown in the Single Life line in the table are used.

Joint Life Benefit Contract Applicable Percentages: The Applicable Percentage is based on the Annuitant’s age or the age of the Joint Life, whoever is younger. For a Joint Life Benefit Contract with a Non-Natural Owner, the Applicable Percentage is based on the younger Annuitant’s age. The Applicable Percentage is shown in the Joint Life line for the appropriate age in the table below.

Applicable Percentage When Your AAV Falls to Zero	Age 69 and Younger	Age 70 and Older
Single Life if you are:	[4.0%]	[5.0%]
Joint Life if younger life is:	[3.0%]	[4.0%]

Your annual lifetime payments will begin on the Contract Date Anniversary in the following Contract Year following the Benefit Transaction Date and continue on each subsequent Contract Date Anniversary for the full amount, while you or the Joint [Applicable to Series 04:] [Annuitant] [Applicable to Series 06 & Later:] [Owner], under a Joint Life Benefit Contract is living. For Contracts with Non-Natural Owners, the payments will continue while the Annuitant or the Joint Annuitant under a Joint Life Benefit Contract is living. If, on the Benefit Transaction Date, you were taking payments through an Automatic Payment Plan, the frequency of payments after the Benefit Transaction Date will continue. If you were not taking payments through an Automatic Payment Plan, then any remaining balance of the GAWA for the Contract Year in which your AAV was reduced to zero will be paid to you in a lump sum on the Benefit Transaction Date and the GAWA will continue to be made thereafter on your next Contract Date Anniversary as described above.

When the supplementary life annuity contract is issued, the Owner of record under this Contract on the Benefit Transaction Date will be the Owner under the supplementary life annuity contract. The Owner will also become the Annuitant under the supplementary life annuity contract. Any Joint Owner under this Contract will become the Joint Annuitant under the supplementary contract. [Applicable to Series 06 & Later:] [If this Contract is owned by a Non-Natural Owner, the Annuitant and Joint Annuitant, if applicable, remain the same under the supplementary life annuity contract.]

If you had any remaining Modified DB on the Benefit Transaction Date, your Modified DB and, if applicable, any Earnings Enhancement Benefit (also known as the Protection Plus Rider in certain contracts) will terminate without value.

SECTION 5.02 LUMP SUM PAYMENT OPTION

If your AAV has fallen to zero under certain circumstances (as described in Section 5.01 above), you may elect to receive a Lump Sum Payment Option (“LSPO”) on the Benefit Transaction Date. If you accept this LSPO, you agree to forego the annual payments as provided under your New GWBL on the Benefit Transaction Date and instead agree to a single lump sum payment, the amount of which will be determined as of that date and paid on the “LSPO Payment Transaction Date.” The LSPO Payment Transaction Date is the Business Day on which we receive your completed and signed acceptance of our LSPO. If you accept this LSPO, your New GWBL under the Contract will terminate and you also agree to surrender your Contract.

You will have [30] days from the Benefit Transaction Date to provide us with a LSPO election, in good order, in order to accept the LSPO and surrender your Contract.

The charge under the Rider(s) will be waived in the Contract Year in which the LSPO Payment Transaction Date occurs. All other Contract charges will remain unchanged.

We may discontinue the availability of this LSPO upon [45] days advance written notice to you.

SECTION 5.03 SINGLE LIFE BENEFIT CONTRACT

On the Benefit Transaction Date, your supplementary contract will be automatically established as a Single Life Benefit Contract. “Single Life Benefit Contract” means where a Contract is individually owned, the [Applicable to Series 04:] [Annuitant] [Applicable to Series 06 & Later:] [Owner] determines the Single Life Benefit under this New GWBL Endorsement. [Applicable to Series 06 & Later:] [For a Contract owned by a Non-Natural Owner, the Annuitant determines the Single Life Benefit under this New GWBL Endorsement.]

CONVERSION TO A JOINT LIFE BENEFIT CONTRACT

Before the first lifetime payment is made or [30] days following the Benefit Transaction Date, (i) you may add your spouse to a Single Life Contract and it will become a Joint Life Benefit Contract, or (ii) you may change any [Applicable to Series 04:] [Joint Annuitant] [Applicable to Series 06 & Later:] [Joint Owner or Joint Annuitant for a Contract owned by a Non-Natural Owner], named under this Contract to your current spouse, or (iii) the Joint Annuitant named under this Contract may be changed to the Annuitant’s current spouse, by written notice satisfactory to us. Effective on the Transaction Date that we receive the notice, the younger [Applicable to Series 04:] [Joint Annuitant] [Applicable to Series 06 & Later:] [Joint Owner], determines the Joint Life Benefit under this New GWBL Endorsement with respect to your life, or if you are a Non-Natural Owner, to the Annuitant’s life, and we will adjust the Applicable Percentage shown in Section 5.01 above.

PART VI – EFFECT OF THIS ENDORSEMENT ON YOUR DEATH BENEFIT(S)

SECTION 6.01 EFFECT OF THIS ENDORSEMENT ON YOUR GMDB

Your GMDB will become a modified death benefit. Your GMDB will no longer be in effect and will be replaced by a new death benefit (the “Modified DB”). The value of your GMDB Benefit Base on the New GWBL Conversion Option Effective Date will become your “Modified DB Benefit Base.” This benefit base will no longer increase, even if you defer taking withdrawals under this New GWBL, and will be reduced by any subsequent withdrawals you make, as follows:

If you had a “Greater of” GMDB, (i) prior to age 85, your Modified DB Benefit Base will not be reduced by withdrawals you make, up to the amount of your GAWA, (ii) after age 85, your Modified DB Benefit Base will be reduced by withdrawals you make on a dollar-for-dollar basis, up to the amount of your GAWA, and (iii) your Modified DB Benefit Base will be reduced on a pro-rata basis by the amount of any New GWBL Excess Withdrawal in excess of your GAWA and all subsequent New GWBL Excess Withdrawals in a given year.

If you had either the Standard or Annual Ratchet to age 85 Death Benefit, your Modified DB Benefit Base will be reduced on a pro-rata basis by any withdrawals you make.

SECTION 6.02 SPOUSAL CONTINUATION OPTION

If your death occurs while your AAV is greater than zero and your spouse is under age [85] and elects to take over the Contract after your death, (i) he/ she will be permitted to continue taking withdrawals under this New GWBL; (ii) your Modified DB is terminated and the Death Benefit payable on the death of your spouse will become the AAV on the date we receive your Beneficiary requirements (as described in the “Payment Upon Death” Section of your Contract), reduced by any withdrawals after such date ; and (iii) if the AAV falls to zero, your spouse will be issued and receive periodic lifetime payments under a supplementary life annuity contract. The amount of these payments will be based on your spouse’s age and the New GWBL Benefit Base on the Benefit Transaction Date, and according to the Applicable Percentage as shown in Section 5.01 above.

If a Beneficiary other than your spouse takes over your Contract, the New GWBL will terminate and there will be no Modified DB.

PART VII–MATURITY DATE

SECTION 7.01 MATURITY DATE

The Maturity Date may not be later than the Contract Date Anniversary which follows the Annuitant’s [95th] birthday as described in your Data Pages. Any Death Benefit you have under the Contract will no longer be in effect. You will not be permitted to make any additional withdrawals. If you have any remaining AAV as of your Maturity Date, your Contract will be terminated and a supplementary life annuity contract setting forth your continuing benefit will be issued to you. For purposes of determining your annual lifetime payments, the Applicable Percentages shown in the table below are used.

Single Life:	[5.0%]
Joint Life:	[4.0%]

Your annual lifetime payments will begin on the Contract Date Anniversary in the following Contract Year following your attainment of age [95]. For Contracts with Non-Natural Owners, the payments will continue while the Annuitant or the Joint Annuitant under a Joint Life Benefit Contract is living.

PART VIII –BENEFIT CHARGES

SECTION 8.01 BENEFIT CHARGES

NEW GWBL CHARGE:

The charge for this benefit is [0.65%] of the New GWBL Benefit Base. The charge for this benefit is the same as you are currently paying for the GMIB Rider but will be based on your New GWBL Benefit Base.

MODIFIED DB CHARGES:

If you had the “Greater of” 6.0% Roll-Up to age 85 GMDB and your Current Charge is:	Your Modified DB Charge will be:
[0.60%]	[0.35%]
[[0.65%]	[0.40%]]
[[0.80%]	[0.55%]]

If you had the Annual Ratchet to age 85 Death Benefit, you will continue to pay the same annual charge of [0.25%] for the Modified DB.

If you had the Standard Death Benefit (for which there is no charge), there is no annual charge for the Modified DB.

There is no change to the charge for the Earnings Enhancement Benefit (also known as the Protection Plus Rider in certain contracts).

We will determine and deduct the above charge(s) annually from your AAV on each Contract Date Anniversary for which the benefit is in effect.

The above charges will be deducted from the AAV in the Variable Investment Options and the Guaranteed Interest Option on a pro-rata basis. If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Account for Special Dollar Cost Averaging (also known as the Special Money Market Dollar Cost Averaging in certain contracts).

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer]	Secretary and Associate General Counsel]